EXHIBIT 11.1

                       COMPUTATION OF NET INCOME PER SHARE
                 (in thousands, except share and per share data)

                                                                   Three months ended
                                                                       March 31,
                                                                   1997           1996
                                                                -----------   -----------
Primary:
Weighted average common shares outstanding for the period ...    20,390,763    19,417,168
Common equivalent shares of restricted stock subject to
  repurchase ................................................       277,667       475,114
Common equivalent shares assuming conversion of stock options
  and warrants under the treasury stock method ..............     1,402,696     1,592,994
                                                                -----------   -----------
Shares used in computing per share amounts ..................    22,071,126    21,485,276
                                                                ===========   ===========
Net income ..................................................   $     1,953   $       868
                                                                ===========   ===========
Net income per share ........................................   $      0.09   $      0.04
                                                                ===========   ===========

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